Exhibit 10.2

OMNIBUS AMENDMENT TO TRANSACTION DOCUMENTS

This Omnibus Amendment to Transaction Documents (this “Amendment” or “Agreement”) is entered into as of March 25, 2025 by and between Sono Group N.V., a Dutch public limited liability company (the “Company”) and YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), with reference to (1) the Exchange Agreement entered into on December 30, 2024 between the Company to the Investor (“Exchange Agreement”); and (2) the Securities Purchase Agreement entered into on December 30, 2024 between the Company and the Investor (the “Securities Purchase Agreement”), each as previously amended.

WHEREAS, pursuant to the Securities Purchase Agreement, the Investor shall advance to the Company $5,000,000, which shall be evidenced by a convertible debenture in the form attached thereto (the “Convertible Debenture”) in the aggregate principal amount of $5,000,000, upon the satisfaction of the terms and conditions set forth therein, which conditions have not yet been satisfied;

WHEREAS, on February 12, 2025, the Company requested, and the Investor agreed to, an advance of $1,000,000 of the $5,000,000, and, on such date the Investor advanced $1,000,000 to the Company and the Company issued to the Investor a Convertible Debenture in the principal amount of $1,000,000 (“Debenture No. SEV-6a”); and

WHEREAS, the Company has requested, and the Investor has agreed to, an additional advance of $1,000,000 of the $5,000,000 on the date hereof, with the remaining $3,000,000 to be advanced upon the satisfaction of all of the conditions set forth in the Securities Purchase Agreement.

By this Amendment, the Company and Lender have agreed to the following terms:

1.	Modifications to the Securities Purchase Agreement.

a.	Subject to the satisfaction of the conditions set forth in Section 6 and 7 of the Securities Purchase Agreement, as modified by this Agreement, the parties hereby agree that on the date hereof, the Investor shall advance to the Company the principal amount of $1,000,000 and the Company shall issue and deliver to the Investor a Convertible Debenture, duly executed on behalf of the Company, with an aggregate principal amount of $1,000,000 (the “Second Convertible Debenture”).

b.	Solely in connection with the closing of the issuance of the Second Convertible Debenture, the Investor waives the satisfaction of the conditions set forth in Section 7(d) and 7(i) of the Securities Purchase Agreement.

c.	The remaining terms and conditions with respect to the issuance and sale of the Convertible Debenture set forth in the Securities Purchase Agreement shall remain in full force and effect, except that the principal amount of the Convertible Debenture shall be reduced to $3,000,000 as a result of the issuance of the Second Convertible Debenture and Debenture No. SEV-6a.

2.	Exchange Agreement. In connection with the Exchange Agreement, the Convertible Debenture in the principal amount of $5,000,000 (referred to as “Debenture 6” therein) shall be exchanged for Preferred Shares (as defined in the Exchange Agreement), subject to the satisfaction of the conditions precedent set forth therein. The parties hereby agree that from and after the issuance of the Second Convertible Debenture contemplated by this Agreement, for the purposes of the Exchange Agreement, “Debenture 6” shall consist of each of Debenture No. SEV-6a, the Second Convertible Debenture, and the remaining Convertible Debenture to be issued pursuant to the Securities Purchase Agreement in the principal amount of $3,000,000, each of which shall be part of the exchange of debentures for Preferred Shares as contemplated by the Exchange Agreement.

3.	Effect; Continuing Validity. The Securities Purchase Agreement and the Exchange Agreement are amended to the extent necessary to give effect to this Agreement, and the terms of this Agreement shall supersede any contrary terms. Except as specifically set forth herein, the terms and conditions of the Securities Purchase Agreement and the Exchange Agreement shall remain unmodified and are hereby ratified by the parties. This Agreement in no way acts as a release or relinquishment of, and in no way affects, the liens, security interests and rights created by or arising under the Securities Purchase Agreement and the Exchange Agreement.

4.	This Agreement One of the Transaction Documents. From and after the date hereof, this Agreement is and shall be deemed a “Transaction Document” as used in the Securities Purchase Agreement.

5.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Company and Investor have caused this this Omnibus Amendment to Transaction Documents to be duly executed by a duly authorized officer as of the date first written above.

COMPANY:
SONO GROUP N.V.

By: /s/ George O’Leary
Name: George O’Leary
Title: Chief Executive Officer and Managing Director

INVESTOR:
YA II PN, LTD.
By: Yorkville Advisors Global, LP Its: Investment Manger By: Yorkville Advisors Global II, LLC Its: General Partner
By: /s/ Michael Rosselli
Name: Michael Rosselli
Title: Partner